Exhibit 99.1

XL Fleet Announces Fourth Quarter and Full-Year 2021 Financial Results

BOSTON, March 1, 2022 – XL Fleet Corp. (NYSE: XL) (“XL Fleet” or the “Company”), a leading provider of fleet electrification solutions, today announced fourth quarter and full-year 2021 financial results.

Fourth Quarter, Full-Year 2021 and Recent Highlights

●	Generated revenue for fourth quarter of 2021 of $8.0 million, compared to $10.9 million in the prior year
●	Realized gross loss for the fourth quarter of 2021 of $1.6 million, compared to gross profit of $2.0 million in the prior year
●	Exited fourth quarter of 2021 with cash and cash equivalents of approximately $352 million
●	Appointed automotive and mobility sector veteran Eric Tech as new CEO of XL Fleet, effective December 1, 2021
●	Appointed Chris Goldner as Interim CFO, effective February 1, 2022, following departure of Cielo Hernandez
●	Announced pilot program award with Department of Defense to prototype fuel-savings technology for tactical vehicles
●	Received CARB executive order approval to sell electric refuse vehicles co-developed with Curbtender, Inc.
●	Initiated Strategic Review, focused on narrowing business offering to most profitable business areas and opportunities

Management Commentary & Outlook

“XL Fleet continued to diversify its solutions portfolio in 2021, most notably with the May acquisition of World Energy Efficiency Services, which helped to offset demand and supply chain issues continuing to face the drivetrain business,” said Eric Tech, CEO of XL Fleet. “World Energy generated $7.7 million of revenue for the fourth quarter of 2021 and over $20 million for the full-year 2021, which was ahead of the forecast set at the time of the acquisition. We exited the year with $352 million in cash on the balance sheet, positioning us offensively and defensively in the road ahead.”

“Since joining XL Fleet, I have taken a comprehensive review of all aspects of our business to assess the offerings, strategy, and growth opportunities,” added Mr. Tech. “While our Strategic Review remains ongoing, I have identified several near-term opportunities and actions that align our talent, technology and resources, while best positioning XL Fleet over the long-term.”

“First, we will focus on organizing our leadership and talent in a way that maximizes synergies across our business,” continued Mr. Tech. “Second, we will narrow focus of our hybrid offering to platforms and applications that are most scalable and provide the most substantial return on investment. And third, we will continue to preserve our strong cash position, with an intent on identifying transformational M&A that enhances shareholder value while setting the state for long-term growth resulting from the global needs for decarbonization. I am invigorated by the work that remains ahead, and stand confident in XL Fleet’s ability to leverage its platform, experience and resources to help drive decarbonization for the benefit of all.”

Fourth Quarter 2021 Financial Results

Revenue totaled $8.0 million in the fourth quarter of 2021 compared to $3.2 million in the third quarter of 2021 and $10.9 million in the fourth quarter of 2020. Revenue from the sale of drive systems in the fourth quarter of 2021 totaled $0.3 million compared with $0.6 million in the third quarter of 2021, and $10.9 million in the fourth quarter of 2020, due to negative impacts from ongoing supply chain issues including microchip shortages that have led to a lack of new fleet chassis. Revenue from XL Grid in the fourth quarter of 2021 totaled $7.7 million, compared to $2.6 million in the third quarter of 2021 and $6.4 million in the fourth quarter of 2020 on a pro forma basis. The increase from the third quarter of 2021 was due to the seasonality of the business driven by sales cycles and other dynamics in the business.

Gross loss was $1.6 million for the fourth quarter of 2021, compared to a gross profit of $0.7 million in the third quarter of 2021 and gross profit of $2.0 million in the fourth quarter of 2020. Gross margins for the fourth quarter of 2021 were negative (20%), compared to gross margins for the third quarter of 2021 of positive 22%. The decrease in gross margins was primarily driven by increased inventory reserves. Adjusted EBITDA was ($14.6) million for the fourth quarter of 2021, compared to ($14.2) million for the third quarter of 2021 and ($1.8) million in the fourth quarter of 2020.

Net loss was ($15.1) million for the fourth quarter of 2021, compared to net loss of ($7.5) million in the third quarter of 2021 and ($38.4) million in the fourth quarter of 2020. Net loss for the fourth quarter of 2021 includes a non-cash gain from the change in fair value of warrant liability of $8.2 million, compared to a non-cash loss of ($35.0) million in the fourth quarter of 2020. Adjusted net loss was $15.3 million for the fourth quarter of 2021, compared to adjusted net loss of ($14.7) million in the third quarter of 2021. A reconciliation of net (loss) income to adjusted EBITDA and net (loss) income to adjusted net loss is below.

Full-Year 2021 Financial Results

Revenue totaled $15.6 million for full-year 2021, compared to $20.3 million for full-year 2020. Gross loss totaled ($0.7) million for full-year 2021, compared to a gross profit of $2.7 million for the full-year 2020. Adjusted EBITDA for full-year 2021 totaled ($50.0) million, compared to ($14.7) million for the full-year 2020.

Balance Sheet and Capital

Cash and cash equivalents as of December 31, 2021 totaled $351.7 million compared to $329.6 million as of December 31, 2020. Total debt outstanding as of December 31, 2021 was approximately $0.1 million. XL Fleet has approximately 140.5 million shares of Common Stock outstanding as of December 31, 2021.

Fourth Quarter 2021 and Recent Operational & Business Updates

●	In February 2022, XL Fleet announced that it appointed Chris Goldner to serve as Interim Chief Financial Officer, effective February 1, 2022, following the resignation of Cielo Hernandez from her position as Chief Financial Officer. The Company is undertaking a search for a permanent successor.

●	In December 2021, XL Fleet received an Executive Order from the California Air Resources Board (“CARB”) for the sale of its battery electric Ford F-600 platform for the zero emission refuse vehicle being co-developed with Curbtender, Inc. The development of the battery electric Curbtender Quantum is expected to be completed for production before the end of 2022, and will be XL Fleet’s first all-electric, zero emission vehicle platform.

●	In December 2021, XL Fleet announced the installation of charging infrastructure to power Apex Clean Energy’s electrified vehicle deployments. Apex Clean Energy, a leading clean energy company, electrified its work truck fleet with XL Fleet plug-in hybrid and hybrid systems on its F-Series pickup trucks earlier in 2021.

●	In November 2021, XL Fleet announced that it was awarded a pilot project with Department of Defense to prototype fuel-saving technology for tactical vehicles. The Department of Defense pilot program is part of a future contract opportunity to leverage the hybrid conversion technology for tens of thousands of vehicles in a variety of U.S. military applications.

●	In November 2021, XL Fleet announced that its Board of Directors appointed Eric Tech as Chief Executive Officer of XL Fleet, effective December 1, 2021, following the resignation of Dimitri Kazarinoff from his position as Chief Executive Officer to pursue other career opportunities.

Conference Call Information

The XL Fleet management team will host a conference call to discuss its fourth quarter 2021 financial results today at 5:00 p.m. Eastern Time. The call can be accessed live over the telephone by dialing 877-407-3982, or for international callers, 201-493-6780 and referencing XL Fleet. Alternatively, the call can be accessed via a live webcast accessible on the Events & Presentations page in the Investor Relations section of the Company’s website at www.xlfleet.com. A replay will be available shortly after the call and can be accessed by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the replay is 13726640. The replay will be available until March 15, 2022. An archive of the webcast will be available for a period of time shortly after the call on the Investor Relations section of The Company’s website at www.xlfleet.com.

About XL Fleet

XL Fleet is a leading provider of vehicle electrification solutions for commercial and municipal fleets in North America, with more than 180 million miles driven by customers such as The Coca-Cola Company, Verizon, Yale University and the City of Boston. XL Fleet’s hybrid and plug-in hybrid electric drive systems can significantly increase fuel economy and reduce carbon dioxide emissions, decreasing operating costs and meeting sustainability goals while enhancing fleet operations. For additional information, please visit www.xlfleet.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of management and are not predictions of actual performance. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to; the effects of pending and future legislation; the highly competitive nature of the Company’s business and the commercial vehicle electrification market; litigation, complaints, product liability claims and/or adverse publicity; cost increases or shortages in the components or chassis necessary to support the Company’s products and services; the introduction of new technologies; the impact of the COVID-19 pandemic on the Company’s business, results of operations, financial condition, regulatory compliance and customer experience; the potential loss of certain significant customers; privacy and data protection laws, privacy or data breaches, or the loss of data; general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the inability to convert its sales opportunity pipeline into binding orders; risks related to the rollout of the Company’s business and the timing of expected business milestones, including the ongoing global microchip shortage and limited availability of chassis from vehicle OEMs and our reliance on our suppliers; the effects of competition on the Company’s future business; the availability of capital; changes in the preliminary financial results for the quarter ended September 30, 2021 upon completion of the Company’s financial closing procedures or upon review and completion of procedures by the Company’s independent registered public accounting firm, and the other risks discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K filed on March 1, 2022, and other documents that the Company files with the SEC in the future. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and the Company specifically disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Information

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), XL Fleet Corp. reports EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss) which are non-GAAP financial measures. EBITDA is determined by taking net income and adding interest, depreciation and amortization. Adjusted EBITDA is determined by taking EBITDA and adding change in fair value of obligation to issue shares of common stock to sellers of World Energy, non-recurring World Energy acquisition expenses and accreted contingent compensation obligation to sellers of World Energy, change in fair value of warrant liability, change in fair value of convertible notes payable derivative liabilities and loss on extinguishment of debt. Adjusted Net Income (Loss) is determined by taking Net Income (Loss) and adding change in fair value of obligation to issue shares of common stock to sellers of World Energy, non-recurring World Energy acquisition expenses, accreted contingent compensation obligation to sellers of World Energy, change in fair value of warrant liability, and change in fair value of convertible notes payable derivative liabilities and loss on extinguishment of debt. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. GAAP with respect to forward looking financial information. We believe that these non-GAAP measures, viewed in addition to and not in lieu of our reported GAAP results, provides useful information to investors by providing a more focused measure of operating results, enhances the overall understanding of past financial performance and future prospects, and allows for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies. EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) have been reconciled to the nearest GAAP measures in the tables within these this press release.

Investor Contact:

xlfleetIR@icrinc.com

Media Contact:

PR@xlfleet.com

XL Fleet Corp.

Audited Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2021 and December 31, 2020

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per share and share amounts)	2021	2020	2021	2020
Revenues	8,031	10,866	15,600	20,338
Cost of revenues	9,663	8,881	16,296	17,594
Gross profit (loss)	(1,632)	1,985	(696)	2,744
Operating expenses:
Research and development	3,337	1,148	10,775	4,445
Selling, general, and administrative expenses	15,913	2,796	47,435	13,593
Loss from operations	(20,882)	(1,958)	(58,906)	(15,294)
Other (income) expense:
Interest expense, net	4	2,079	39	6,370
Loss on extinguishment of debt	-	-	-	1,038
Loss on impairment of Investment	3,000	-	3,000	-
Loss on asset disposal	(19)	-	26	-
Change in fair value of obligation to issue shares of common stock to sellers of World Energy	(547)	-	(565)	-
Change in fair value warrant liability	(8,178)	35,015	(90,138)	35,015
Change in fair value of convertible notes payable derivative liability	-	(676)	-	2,889
Other Income	(18)	-	(58)	-
Net (Loss) Income	$(15,124)	$(38,376)	$28,790	$(60,606)
Net (loss) income per share, basic	$(0.11)	$(0.43)	$0.21	$(0.72)
Net loss per share, diluted	$(0.11)	$(0.43)	$0.19	$(0.72)
Weighted-average shares outstanding, basic	139,570,367	89,763,295	138,457,416	84,565,448
Weighted-average shares outstanding, diluted	139,570,367	89,763,295	148,510,351	84,565,448

XL Fleet Corp.

Reconciliation of Non-GAAP Financial Measures

For the Three and Twelve Months Ended December 31, 2021 and December 31, 2020

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2021	2020	2021	2020
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (Loss) Income	$(15,124)	$(38,376)	$28,790	$(60,606)
Interest Expense, net	4	2,078	39	6,370
Depreciation and Amortization	682	148	1,756	622
EBITDA	(14,438)	(36,150)	30,585	(53,614)
Loss on extinguishment of debt	-	-	-	1,038
Loss on impairment of Investment	3,000	-	3,000	-
Charges related to Chief Executive Officer leadership transition (1)	5,534		5,534
Non-recurring World Energy acquisition expenses	-	-	498	-
Accreted contingent compensation obligation to sellers of World Energy	49	-	1,049	-
Change in fair value of obligation to issue shares of common stock to sellers of World Energy	(547)	-	(565)	-
Change in fair value warrant liabilities	(8,178)	35,015	(90,138)	35,015
Change in fair value of convertible notes payable derivative liabilities	-	(676)	-	2,889
Adjusted EBITDA	$(14,580)	$(1,811)	$(50,037)	$(14,672)

	Three Months Ended		Twelve Months
	December 31,		Ended December 31,
(In thousands)	2021	2020	2021	2020
Reconciliation of Net (Loss) Income to Adjusted Net Loss
Net (Loss) Income	$(15,124)	$(38,376)	$28,790	$(60,606)
Loss on extinguishment of debt	-	-	-	1,038
Loss on impairment of Investment	3,000	-	3,000	-
Charges related to Chief Executive Officer leadership transition (1)	5,534	-	5,534	-
Non-recurring World Energy acquisition expenses	-	-	498	-
Accreted contingent compensation obligation to sellers of World Energy	49	-	1,049	-
Change in fair value of obligation to issue shares of common stock to sellers of World Energy	(547)	-	(565)	-
Change in fair value warrant liabilities	(8,178)	35,015	(90,138)	35,015
Change in fair value of convertible notes payable derivative liabilities	-	(676)	-	2,889
Adjusted Net Loss	$(15,266)	$(4,037)	$(51,832)	$(21,664)

(1)	Amount consists of severance charges incurred with the departure of the former CEO of $4,866, sign on bonus of new CEO of $250k and a charge of $418 related to the reimbursement of retirement benefits that the new CEO would have received had he remained retired.

XL Fleet Corp.

Audited Condensed Consolidated Balance Sheets

As of December 31, 2021 and December 31, 2020

	December 31,	December 31,
(In thousands, except share and per share amounts)	2021	2020
Assets
Current assets:
Cash and cash equivalents	351,676	329,641
Restricted cash	150	150
Accounts receivable	6,477	10,559
Inventory, net	15,262	3,574
Prepaid expenses and other current assets	1,040	1,396
Total current assets	374,605	345,320
Property and equipment, net	3,495	579
Intangible assets, net	1,863	593
Right-of-use asset	4,564	-
Investment in Convertible Note	-	-
Goodwill	8,606	489
Other assets	88	32
Total assets	393,221	347,013
Liabilities and stockholders’ equity (deficit)
Current liabilities:	-
Current portion of long-term debt, net of debt discount and issuance costs	78	110
Accounts payable	3,799	4,372
Lease liability, current	900	-
Accrued expenses and other current liabilities	11,856	4,601
Total current liabilities	16,633	9,083
Long-term debt, net of current portion	21	98
Deferred revenue	691	305
Lease liability, non-current	3,599	-
Warrant liabilities	5,405	143,295
Contingent consideration	541	924
New market tax credit obligation	4,521	4,412
Total liabilities	31,411	158,117

Commitments and contingencies

Stockholders’ equity (deficit)
Common stock, $0.0001 par value; 350,000,000 shares authorized at December 31, 2021 and December 31, 2020; 140,540,671 and 131,365,254 issued and outstanding at December 31, 2021 and December 31, 2020, respectively.	14	13
Additional paid-in capital	461,207	317,084
Accumulated deficit	(99,411)	(128,201)
Total stockholders’ equity (deficit)	361,810	188,896
Total liabilities and stockholders’ equity (deficit)	393,221	347,013